Exhibit 10.2

Execution Version

AMENDED AND RESTATED

KEEPWELL AGREEMENT

By and Between

W2007 GRACE I, LLC

and

W2007 GRACE ACQUISITION I, INC.

This AMENDED AND RESTATED KEEPWELL AGREEMENT, effective as of the 25th day of October, 2007 (this “Agreement”), by and between W2007 GRACE I, LLC, a Tennessee limited liability company (the “Obligor”), and W2007 GRACE ACQUISITION I, INC., a Tennessee limited liability company (the “Obligee”).

W I T N E S S E T H:

WHEREAS, the Obligor owns 100% of the shares of common stock of the Obligee; and

WHEREAS, the Obligor and the Obligee desire to take certain actions to enhance and maintain the financial condition of the Obligee as hereinafter set forth in order to enable the Obligee to satisfy its obligations to holders of the Obligee’s 8.75% Series B Cumulative Preferred Stock and 8.00% Series C Cumulative Preferred Stock (collectively, the “Preferred Stock”) when the Obligee determines, or is legally compelled, to satisfy such obligations;

NOW, THEREFORE, in consideration of the foregoing, for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, and intending to be legally bound hereto, the Obligor and the Obligee agree as follows:

1. Preferred Stock Obligations. The Obligor, during the term of this Agreement, subject to the limitations provided in this Agreement, shall make such cash payments to the Obligee as shall be necessary to enable the Obligee to satisfy its obligations to holders of Preferred Stock in accordance with Obligee’s Amended and Restated Charter when the Obligee determines, or is legally compelled, to satisfy such obligations.

2. Not a Guaranty, Parties in Interest. This Agreement is not intended to be and is not, and nothing herein contained and nothing done by the Obligor pursuant to this Agreement shall be deemed to constitute, a guaranty by the Obligor of the payment of the dividends (if any), interest (if any), principal and premium (if any) of any obligations, indebtedness or liability of the Obligee. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Obligor and the Obligee, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

3. Restrictions Imposed by Law. Nothing contained in this Agreement shall be construed as requiring the Obligor to make any loan, advance, capital contribution or other investment at the time otherwise required to be made under this Agreement which shall not then be permitted to be made because of any law or governmental rule or regulation applicable to the Obligor.

4. Termination, Amendment, Modification. This Agreement may be amended, modified or terminated only by an agreement in writing executed by both of the parties hereto; provided, that the Obligor may terminate this Agreement upon thirty days’ written notice to the Obligee.

5. Other. This Agreement shall be binding upon the Obligor, its successors and assigns, and shall inure to the benefit of the Obligee, its successors and assigns. The headings of this Agreement are for reference only and shall not affect the meaning hereof. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREOF, W2007 Grace I, LLC and W2007 Grace Acquisition I, Inc. have caused this Agreement to be executed and delivered by their respective duly authorized persons effective as of the date first above written.

W2007 GRACE I, LLC

By:	W2007 Finance Sub, LLC, its managing member

	By:	Whitehall Street Global Real Estate Limited Partnership 2007, its managing member

		By:	WH Advisors 2007, L.L.C., its general partner

			By:	/s/ Alexandra Ortved
Name: Alexandra Ortved
Title: Vice President

W2007 GRACE ACQUISITION I, INC.

By:	/s/ Alexandra Ortved
Name: Alexandra Ortved
Title: Vice President

[signature page of Amended and Restated Keepwell Agreement]